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EXHIBIT 4.3

                             ASSIGNMENT AND CONSENT

                        PROFESSIONAL CONSULTING AGREEMENT


         THIS ASSIGNMENT AND CONSENT ("Assignment") is made this first day of October, 1999, by and among MDC Group, Inc. ("MDC Group"), a Colorado corporation, Shareholder Relations Group, LLC ("Shareholder Relations Group"), a Colorado limited liability company, and ALPNET, Inc. ("Company"), a Utah corporation.

         WHEREAS, MDC Group and Company are parties to that certain Professional Consulting Agreement, dated as of July 16, 1999 (the "Consulting Agreement");

         WHEREAS, Mr. Jose L. Castaneda, the individual who has been principally responsible for providing the services and otherwise performing the obligations of MDC Group under the Consulting Agreement, has organized and established a new consulting firm, known as Shareholder Relations Group, LLC, which will undertake to provide services to Company which heretofore have been provided by Mr. Castaneda under the Consulting Agreement;

         WHEREAS, the parties to this Assignment wish to express their intention and consent to the assignment by MDC Group of all of its duties and obligations under the Consulting Agreement to Shareholder Relations Group, and for Shareholder Relations Group to assume and agree to perform all of MDC Group's duties and obligations under the Consulting Agreement;

         NOW, THEREFORE, for the mutual promises and other consideration described herein, the parties hereto agree as follows:

         1. ASSIGNMENT AND ASSUMPTION OF CONSULTING AGREEMENT. Effective as of the date of this Assignment, MDC Group hereby assigns, conveys and transfers all of its rights, duties and obligations under the Consulting Agreement to Shareholder Relations Group, and Shareholder Relations Group agrees to become bound by the terms and conditions of the Consulting Agreement and to assume, discharge, perform and become liable for the performance of all of MDC Group's duties and obligations under the Consulting Agreement. Company hereby consents to such assignment and assumption. From and after the date of this Assignment, the Consulting Agreement shall continue in full force and effect with all duties and obligations of MDC Group thereunder being deemed duties and obligations of Shareholder Relations Group as though the Consulting Agreement had originally been executed between Company and Shareholder Relations Group. All rights of MDC Group under such Consulting Agreement shall be deemed rights of Shareholder Relations Group, enforceable by Shareholder Relations Group.

         2. RELEASE OF MDC GROUP BY COMPANY. In furtherance of the purposes and intents of the assignment described in paragraph 1 of this Assignment, Company hereby forever releases and discharges MDC Group from all duties and obligations under the Consulting Agreement arising on or after the date of this Assignment, including without limitation any liabilities of the "Consultant" (as that term is defined in the Consulting Agreement) for breaches of representations or warranties, failures in performance of any covenants and failures to perform any duties or to discharge any obligations under the Consulting Agreement which arise on or after the date of this Assignment. Company agrees to look solely to, and to assert claims or actions on account of any such breaches or failures exclusively against, Shareholder Relations Group from and after the date of this Assignment.

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         3.       INDEMNIFICATION BY SHAREHOLDER RELATIONS GROUP. Shareholder
Relations Group hereby agrees to indemnify, defend and hold MDC Group harmless from and against any and all loses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses) which MDC Group may at any time suffer or incur, or become subject to, which arise out of or relate in any manner to the Consulting Agreement, including any such losses, damages, costs, expenses, judgements or other liabilities associated with any suit, action or other proceeding brought by a third party which arises out of or relates in any manner to the Consulting Agreement.

         4. EFFECT OF ASSIGNMENT. Except for the replacement of MDC Group by Shareholder Relations Group effected by this Assignment, the Consulting Agreement shall remain in full force and effect by and between Shareholder Relations Group and Company from and after the date of this Assignment.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Assignment to be executed on its behalf by its duly authorized officer as of the date and year written above.

                                   MDC GROUP, INC.


                                   By:    \s\ David E. Castaneda
                                          -------------------------------------
                                          David E. Castaneda, President

                                   SHAREHOLDER RELATIONS GROUP, LLC


                                   By:    \s\ Jose L. Castaneda
                                          -------------------------------------
                                          Jose L. Castaneda, Managing Member

                                   ALPNET, INC.


                                   By:    \s\ John W. Wittwer
                                          -------------------------------------
                                          John W. Wittwer, Vice President
                                          Finance